Exhibit 23.4






            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------


Board of Directors
Leucadia National Corporation:

We consent to incorporation by reference in the registration statements No. 333-51494 on Form S-8, No. 333-143770 on Form S-8, and No. 333-145668 on Form
S-3 of Leucadia National Corporation and subsidiaries of our report dated February 28, 2006, with respect to the statement of financial condition, including the condensed schedule of investments, of Jefferies Partners Opportunity Fund II, LLC as of December 31, 2005 and the related statements of earnings, changes in members' equity, and cash flows for the year then ended, which report appears in the 2007 Form 10-K/A of Leucadia National Corporation and subsidiaries filed March 28, 2008.


/s/ KPMG LLP
New York, New York
March 28, 2008